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                                                                    Exhibit 99.1

                                 PRESS RELEASE


     Dallas, Texas, July 18, 1996 -- USTrails Inc. [OTC:USTQ] announced today that, on July 17, 1996, it consummated its restructuring of the outstanding debt represented by its 12% Secured Notes due 1998. The restructuring is intended to permit the Company to build upon its successful 1996 operating results by providing a new capital structure which is consistent with the Company's business plan.

     In the restructuring, USTrails retired all of its outstanding 12% Secured Notes. USTrails purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to its tender offer for $780 per $1,000 principal amount, exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to its private exchange offer for in each case per $1,000 in principal amount:
$400 in cash (including $40.59 prepaid interest), $492 in principal amount of Senior Subordinated Pay-In-Kind Notes due 2003 and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. New senior secured financing in connection with the restructuring was provided by Foothill Capital Corporation. The facility provided by Foothill is a $38 million facility, of which $32 million was drawn at closing of the restructuring.

     USTrails also made the interest payment due on the 12% Secured Notes on July 15, 1996, plus applicable default interest, to holders of record on July 1, 1996. This interest payment had been withheld in light of the pending restructuring transaction.

     USTrails and its subsidiaries own and operate a system of 58 membership-based campgrounds, which is one of the largest private campground systems in the United States. USTrails also manages timeshares facilities and owns certain real estate at eight full service resorts and provides a reciprocal use program for members of approximately 330 recreational facilities.

For further information contact:

Harry J. White, Jr. (214) 243-2228


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